QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

        Shasta Partners, LLC
330 Bear Hill Road
Waltham, MA 02451
781.890.6212 Tel
781.890.6201 Fax

March 28, 2012

PERSONAL AND CONFIDENTIAL

Gary R. Martino
Chief Financial Officer
Tangoe, Inc.
35 Executive Boulevard
Orange, CT 06477

Dear Mr. Martino:

        We hereby consent to the inclusion in the Annual Report on Form 10-K of Tangoe, Inc. ("Tangoe") for the fiscal year ended December 31, 2011 of references to our reports relating to the valuation of the common stock of Tangoe and to references to our firm's name therein and the incorporation by reference of such references into Tangoe's Registration Statement on Form S-8 (File No. 333-177398).

        In giving such consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder. The responsibility for determining the fair value of the common stock at each grant date rests solely with Tangoe and our valuation reports were used as part of Tangoe's analysis in reaching their conclusion of value.

Sincerely,
SHASTA PARTNERS, LLC
By:	/s/ GREGORY J. BURKUS Gregory J. Burkus President

QuickLinks

  Exhibit 23.2